Exhibit 8.2

Merrill’s Wharf 254 Commercial Street Portland, ME 04101
207.791.1100 voice 207.791.1350 fax
www.pierceatwood.com

December 19, 2014

Board of Directors

BTU International, Inc.

23 Esquire Road

North Billerica, MA 01862

Dear Ladies and Gentlemen:

We have acted as counsel to BTU International, Inc. (“BTU”) in connection with the proposed merger of BTU Merger Sub, Inc., a wholly-owned subsidiary of Amtech Systems Inc. (“Amtech”) with and into BTU with BTU surviving as a wholly-owned subsidiary of Amtech (the “Merger”) pursuant to the Agreement and Plan of Merger, dated October 21, 2014 (the “Merger Agreement”), as described in the proxy statement of BTU and the prospectus of Amtech, which are part of the registration statement on Form S-4 filed by Amtech with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on or about December 19, 2014 in connection with the Merger (the “Registration Statement). At your request, and in connection with the filing of the Registration Statement, we are rendering this opinion concerning certain United States federal income tax matters.

In our review of certain documents in connection with our opinion expressed below, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, or electronic copies, and the authenticity of the originals of such copies. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts. We also have assumed that the transactions related to the Merger or contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement and as described in the Registration Statement, and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the effective time of the Merger.

The opinion set forth below is based on the Internal Revenue Code of 1986, as amended, administrative rulings, judicial decisions, Treasury regulations and other applicable authorities, all as in effect on the effective date of the Registration Statement. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and such changes could apply

Board of Directors

BTU International, Inc.

December 19, 2014

retroactively. Any change in law or the facts or any inaccuracy in the facts or assumptions on which we relied, could affect the continuing validity of the opinion set forth below. We assume no responsibility to inform you of any such changes or inaccuracy that may occur or come to our attention.

Based upon and subject to the foregoing, and subject to the qualifications, exceptions, assumptions and limitations set forth herein and in the Registration Statement, the statements set forth under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” insofar as such statements state matters of law or legal conclusions, are accurate in all material respects.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and references to our opinion in the Registration Statement and this opinion may not be used or relied upon for any other purpose and may not be circulated, quoted, or otherwise referenced for any purpose whatsoever without our express written consent. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Respectfully submitted,

/s/ Pierce Atwood LLP

Pierce Atwood LLP